Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Michael Pietrini Named CFO and Executive Vice President Finance

and Administration of Epicor® Software

Brings Depth from 14+ Years of Epicor and Industry Knowledge, Operating Experience

IRVINE, Calif., April 15, 2009 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, announced today that it has appointed Michael Pietrini, age 39, as the Company’s Chief Financial Officer and Executive Vice President Finance and Administration, effectively immediately. The Epicor Board of Directors unanimously approved Pietrini’s appointment.

Over the course of his 14-year tenure with Epicor, Pietrini has been intimately involved in virtually all aspects of the Company’s business including serving in leadership roles in sales management, consulting, customer service, product development, marketing and business development. In addition to the finance organization, Pietrini’s responsibilities include sales operations, legal, human resources, IT and investor relations. Russell Clark, who had been interim CFO, will continue to serve as the Company’s Senior Vice President, Finance and Principal Accounting Officer and will report to Pietrini.

“Filling the CFO position with the appropriate individual has been one of my top priorities since retaking the helm in late January,” said Epicor Chairman, President and CEO George Klaus. “Epicor has a very experienced and talented financial team throughout the world and I felt it was important to bring to this position an individual with significant operating and industry experience who could partner with me in making the strategic, financial and operating decisions for the near- and long-term benefit of our customers, employees and shareholders. Mike is uniquely qualified to immediately step into this role,” Klaus said. “During his tenure with Epicor,

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Pietrini Named CFO

he has proven himself as a strong and innovative leader with deep industry knowledge and he is well respected throughout the Company. These critical assets combined with his detailed knowledge of all aspects of our business, will drive value for all Epicor stakeholders from day one.”

“I am excited to continue to serve Epicor in this new role as CFO,” Pietrini said. “The current economic challenges facing all companies today present a unique opportunity to continually scrutinize all aspects of Epicor’s operations to ensure we are optimizing the revenue dollars available from our ERP and retail customers in the most profitable way. Epicor is well positioned at the very front end of a strong product cycle. In today’s environment,” Pietrini continued, “it is more important than ever to ensure we are focused on aligning our business model with our expected revenues, while not losing sight of the Company’s next phase of growth, profitability and market leadership as the economy emerges from this downturn. I look forward to working even more closely with George, the Board, our executive management team and all of our employees worldwide to attain our revenue and profitability objectives.”

Most recently, Pietrini served as Epicor’s senior vice president of sales and operations for the Americas, where he was responsible for both the direct sales force and channel sales in the Americas, representing Epicor’s industry-specific enterprise resource planning (ERP) solutions for manufacturing, distribution, enterprise service automation, financial services, hospitality and non-profit organizations. From January 2004 to March 2008, he was vice president of sales for the Western Americas region with Epicor, where he initiated and implemented the Company’s transformation from selling traditional ERP to selling Extended Enterprise or ERP II, which encompasses traditional ERP, e-commerce and supply chain management. He also introduced a hybrid selling model using both direct sales representatives as well as channel partners; a model which resulted in significant sales growth, while maintaining the industry standard cost of sales and marketing. Pietrini joined Epicor in 1995 as a business development representative and has served in numerous sales operations management roles garnering extensive experience in sales, consulting, customer service, product development, marketing and business development. Prior to Epicor, he worked in the finance department for a large Minnesota-based commercial lender. Pietrini graduated Cum Laude with a Bachelor of Science degree in Finance from St. Cloud University in St. Cloud, Minnesota.

Pietrini Named CFO

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor celebrates 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.